[Letterhead of Marcus & Thompson, P.C.]


                                        August 26, 1997


Telegroup, Inc.
2098 Nutmeg Avenue
Fairfield, Iowa  52556

     Re:  Issuance of Shares of Common Stock by Telegroup, Inc.
          -----------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Telegroup, Inc. (the "Company") in connection with the Company's filing pursuant to the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-8 (the "Registration Statement"), relating to the registration of 4,000,000 shares of common stock, no par value per share (the "Common Stock"), of the Company for possible issuance and sale under the Company's Amended and Restated 1996 Stock Option Plan. You have requested our opinion as to certain matters with respect to the issuance of the Common Stock.

     We have examined such corporate records of the Company, including its Second Restated Articles of Incorporation, its Amended and Restated Bylaws, and resolutions of the Board of Directors and shareholders of the Company as well as such other documents as we deem necessary for rendering the opinion hereafter expressed.

     On the basis of the foregoing, we are of the opinion that the Common Stock has been duly authorized by the Board of Directors of the Company and, when issued and sold as described in the Registration Statement, the Common Stock will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Sincerely yours,

                                 MARCUS & THOMPSON, P.C.


                                 By:  /s/ Jay Marcus
                                    ---------------------------

JBM/re